Exhibit 21.01

SYMANTEC CORPORATION
SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Blue Coat Holdings LLC	Delaware
Blue Coat LLC	Delaware
FS Acquisitions Ltd	Israel
LifeLock, Inc.	Delaware
MessageLabs Group Limited	United Kingdom
MessageLabs Limited	United Kingdom
Symantec Asia Pacific Pte. Ltd.	Singapore
Symantec (Canada) Corporation	Canada
Symantec Global Unlimited Company	Ireland
Symantec Holdings Limited	Ireland
Symantec Software and Services India Private Limited	India
Symantec Software Solutions Private Limited	India
Symantec Japan Inc.	Japan
Symantec Japan, LLC	Japan
Symantec Jersey Limited	Jersey
Symantec Limited	Ireland
Symantec Operating Corporation	Delaware
Symantec Security Holdings I Inc.	Delaware
Symantec Security (Ireland) Holdings Unlimited Company	Ireland
Symantec Security (Israel) Limited	Israel
Symantec Security (UK) Limited	United Kingdom
Symantec Software India Private Limited	India
Symantec (Switzerland) Sarl	Switzerland
Symantec Technologies (Ireland) Limited	Ireland
Veritas Software Corporation	Delaware